Exhibit 99.1

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Fourth Quarter and Full Year 2012 Results

DALLAS – February 19, 2013 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the fourth quarter and year ended December 31, 2012. The quarter and full year results were reported in EFH’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) this morning.

“In a year challenged by persistently low wholesale power prices, our company achieved solid operational and financial performance,” said John Young, Chief Executive Officer of EFH. “We delivered safe and reliable generation and improved customer retention rates and satisfaction. We will remain focused on our core principles, including safety, customer focus, operational excellence, and financial discipline, in 2013.”

Fourth Quarter GAAP Results

For the fourth quarter 2012, EFH reported a consolidated net loss (in accordance with GAAP) of $1,952 million compared with a reported consolidated net loss of $136 million for the fourth quarter 2011. The fourth quarter 2012 net loss included (all after tax) a noncash goodwill impairment charge of $1,200 million; a $183 million charge related to pension plan actions; $152 million in unrealized commodity-related mark-to-market net losses largely related to positions in EFH’s natural gas hedging program; a $31 million effect of Oncor’s charge to settle its management incentive pay plan; and a $23 million impairment charge to writedown remaining equipment from cancelled generation projects. These items were partially offset by $120 million in unrealized mark-to-market net gains on interest rate swaps that hedge EFH’s variable-rate interest expense exposure.

In comparison, the fourth quarter 2011 reported consolidated net loss (in accordance with GAAP) included (all after tax) $196 million in unrealized commodity-related mark-to-market net gains largely related to positions in EFH’s natural gas hedging program; $44 million in unrealized mark-to-market net gains on interest rate swaps; an $18 million net reversal of accruals related to the Environmental Protection Agency’s (EPA) Cross State Air Pollution Rule (CSAPR) recorded in the third quarter; and $17 million in debt extinguishment gains resulting from debt repurchases. These items were partially offset by a $4 million effect of an inventory write-off at Oncor.

Fourth Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the fourth quarter 2012 totaled a net loss of $483 million compared with a net loss of $407 million for the fourth quarter 2011. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the fourth quarter 2012 and 2011, see Tables A1 and A2.

Fourth quarter 2012 adjusted (non-GAAP) operating results from the competitive business declined $72 million (after tax) compared with the fourth quarter 2011. The decrease reflected (all after tax) $41 million in lower income tax benefits due to true-up to filed returns; $33 million in higher net interest expense driven by higher average interest rates; and an $18 million decrease in contribution margin driven by lower net margin from asset management and retail activities, including the effects of milder weather, and lower nuclear generation due to a higher number of planned and unplanned outage days, partially offset by higher coal generation due to fewer derates and planned outages. These negative factors were partially offset by $9 million in lower selling, general and administrative (SG&A) expenses, $6 million in lower other expenses, and $5 million in lower retail bad debt expense.

Fourth quarter 2012 adjusted (non-GAAP) operating results related to the regulated business decreased $4 million (after tax) compared with fourth quarter 2011. The results reflected (all after tax) $27 million in higher revenues from transmission and distribution tariff increases, including automated meter surcharges and growth in points of delivery as well as transmission cost recovery surcharges. These positive factors were offset by $10 million in higher depreciation reflecting infrastructure investment, $6 million effect on revenue of lower electricity usage primarily due to milder weather, $5 million in higher transmission fees, $5 million in higher net interest expense driven by increased borrowings, and $5 million in higher other expenses.

Full Year GAAP Results

For the year ended December 31, 2012, EFH reported a consolidated net loss (in accordance with GAAP) of $3,360 million compared to a reported consolidated net loss of $1,913 million for full year 2011.

The full year 2012 consolidated reported net loss (in accordance with GAAP) included (all after tax) a noncash goodwill impairment charge of $1,200 million; $983 million in unrealized commodity-related mark-to-market net losses largely related to positions in EFH’s natural gas hedging program; a $183 million charge related to pension plan actions; $43 million in impairment charges, including writedowns of remaining equipment from cancelled generation projects and mineral interest assets; and a $31 million effect of Oncor’s charge to settle its management incentive pay plan. These items were partially offset by $112 million in unrealized mark-to-market net gains on interest rate swaps.

The full year 2011 consolidated reported net loss (in accordance with GAAP) included (all after tax) $528 million in unrealized mark-to-market net losses on interest rate swaps; a $304 million write-off for excess emission allowances as a result of CSAPR; $64 million in third-party financing fees and $13 million in state income tax charges, both related to the TCEH Senior Secured Facilities amendment and extension transactions in April 2011; and a $4 million effect of an inventory write-off at Oncor. These items were partially offset by $37 million in unrealized commodity-related mark-to-market net gains, a $33 million debt extinguishment gain resulting from debt exchanges and repurchases, and a $14 million gain related to a counterparty bankruptcy settlement.

Full Year Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the full year 2012 totaled a net loss of $1,032 million compared with a net loss of $1,084 million for the full year 2011. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for full year 2012 and 2011, see Tables A3 and A4.

Full year 2012 adjusted (non-GAAP) operating results from the competitive business improved $41 million (after tax) compared to full year 2011. The increase reflected (all after tax) an $89 million increase in contribution margin driven by higher net margin from asset management and retail activities, net of the effects of milder weather, and lower amortization of intangibles arising from purchase accounting, partially offset by higher fuel costs. Other factors contributing to the higher operating results were a $53 million decrease in depreciation reflecting increased useful lives and retirements of certain generation assets, a $25 million decrease in SG&A expenses driven by lower employee related costs and retail marketing and related expenses, a $23 million decrease in operating costs primarily due to the timing of nuclear refueling outages, and a $19 million decrease in retail bad debt expense. These positive items were partially offset by $129 million in higher net interest expense driven by higher average interest rates, $37 million in lower income tax benefits due to true-up to filed returns, and $2 million in lower other expenses.

Full year 2012 adjusted (non-GAAP) operating results related to the regulated business improved $11 million compared with full year 2011. The results reflected (all after tax) $184 million in higher revenues from transmission rate and distribution tariff increases, including advanced meter surcharges and growth in points of delivery as well as transmission cost recovery surcharges. These improvements were partially offset by $50 million in lower consumption primarily due to milder weather, $41 million in higher transmission fees paid to third parties, $33 million in higher depreciation reflecting infrastructure investment, $15 million in higher net interest expense driven by increased borrowings, $12 million in higher operating costs due to regulatory asset amortization, outside services, and vegetation management costs, $12 million in lower other expenses, and $10 million in higher franchise fees and property taxes.

Natural Gas Hedging Program

The EFH natural gas hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. At December 31, 2012, these subsidiaries have effectively sold forward approximately 360 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 42,000 GWh at an assumed 8.5 market heat rate) at weighted average annual hedge prices ranging from $6.89 per MMBtu to $7.80 per MMBtu. Taking into consideration forward retail and wholesale power sales and the positions in the natural gas hedging program, EFH has effectively hedged an estimated 96% and 41% of the price exposure, on a natural gas equivalent basis, related to TCEH’s expected generation output for 2013 and 2014, respectively (assuming an 8.5 market heat rate). These estimates reflect the currently governing Clean Air Interstate Rule (CAIR) regulations.

The effects of changes in forward natural gas prices on the values of positions in the natural gas program are reflected in net income (GAAP) as discussed above. Reported net realized hedging gains (pretax) associated with this program totaled $374 million for the fourth quarter 2012 and $1,833 million for the full year 2012. Reported unrealized mark-to-market net losses (pretax) associated with the hedging program totaled $296 million in the fourth quarter 2012 and $1,540 million for the full year 2012, driven by reversals of previously recorded unrealized gains on positions settled. In comparison, the realized net gains (pretax) were $354 million for the fourth quarter 2011 and $1,265 million for the full year 2011. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the natural gas hedging program totaled $1,584 million and $3,124 million at December 31, 2012 and December 31, 2011, respectively, with the decline reflecting the settlement of maturing positions.

Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will, in this context, be viewed as having resulted in an opportunity cost.

Additional Information

Additional information is available in the EFH Form 10-K on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its fourth quarter and full year 2012 results with its investors on Tuesday, February 19, 2013 at 10 a.m. Central (11 a.m. Eastern). The telephone number to participate in the conference call is 888-825-4458 in the United States and Canada and 973-638-3323 internationally, with conference code 86052446. The teleconference will be webcast live in the investor relations section on EFH’s website. An audio replay of this conference will be available until March 5, 2013, via the following telephone numbers: 855-859-2056 in the United States and 404-537-3406 internationally.

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About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading, and TXU Energy, a retail electricity provider with more than 1.7 million customers in Texas. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than 3.2 million delivery points and 119,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward-Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s natural gas hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not generally moving with natural gas prices; any decrease in market heat rates as the program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on TCEH’s assets to secure a substantial portion of the hedges under the program.

-END-

Investor Relations:	Corporate Communications:
Molly Sorg 214.812.8868	Allan Koenig 214.812.8080

Tables

Table A1: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Fourth Quarter 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,278	1	[a]	1,279
Fuel, purchased power costs and delivery fees	(664)	(5)[a]		(669)
Net gain from commodity hedging and trading activities	160	240	[a]	400
Operating costs	(252)	—		(252)
Depreciation and amortization	(358)	—		(358)
Selling, general and administrative expenses	(183)	—		(183)
Franchise and revenue-based taxes	(25)	—		(25)
Impairment of goodwill	(1,200)	1,200		—
Other income	5	—		5
Other deductions	(326)	320	[b]	(6)
Interest expense and related charges	(760)	(184)[c]		(944)

Loss before income taxes and equity in earnings	(2,325)	1,572		(753)
Income tax benefit	353	(134)[d]		219
Equity in earnings of unconsolidated subsidiaries (net of tax)	20	31	[e]	51

Net loss/adjusted (non-GAAP) operating loss	(1,952)	1,469		(483)

[a]

These adjustments total $236 million and represent unrealized mark-to-market net losses on commodity positions, including $296 million in net losses related to the natural gas hedging program and $60 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents charges related to pension plan actions and writedown of remaining equipment from cancelled generation projects.
[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.
[e]	Represents effect of settlement of a management incentive pay plan at Oncor.

Table A2: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Fourth Quarter 2011; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,368	1 [a]	1,369
Fuel, purchased power costs and delivery fees	(670)	(6)[a]	(676)
Net gain from commodity hedging and trading activities	645	(300)[a]	345
Operating costs	(254)	—	(254)
Depreciation and amortization	(381)	22 [b]	(359)
Selling, general and administrative expenses	(204)	—	(204)
Franchise and revenue-based taxes	(31)	—	(31)
Other income	34	(26)[c]	8
Other deductions	40	(49)[d]	(9)
Interest expense and related charges	(826)	(68)[e]	(894)

Loss before income taxes and equity in earnings	(279)	(426)	(705)
Income tax benefit	92	151 [f]	243
Equity in earnings of unconsolidated subsidiaries (net of tax)	51	4 [g]	55

Net loss/adjusted (non-GAAP) operating loss	(136)	(271)	(407)

[a]

These adjustments total $305 million and represent unrealized mark-to-market net gains on commodity positions, including $280 million in net gains related to the natural gas hedging program and $25 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents accelerated depreciation of lignite mining assets due to effects of CSAPR.
[c]	Represents debt extinguishment gains.
[d]	Represents reversal of Q3 2011 severance due to judicial stay of CSAPR.
[e]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[f]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.
[g]	Represents effect of inventory write off at Oncor.

Table A3: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Full Year 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	5,636	1	[a]	5,637
Fuel, purchased power costs and delivery fees	(2,816)	(39)[a]		(2,855)
Net gain from commodity hedging and trading activities	389	1,564	[a]	1,953
Operating costs	(888)	—		(888)
Depreciation and amortization	(1,373)	—		(1,373)
Selling, general and administrative expenses	(674)	—		(674)
Franchise and revenue-based taxes	(80)	—		(80)
Impairment of goodwill	(1,200)	1,200		—
Other income	30	—		30
Other deductions	(380)	351	[b]	(29)
Interest income	2	—		2
Interest expense and related charges	(3,508)	(172)[c]		(3,680)

Loss before income taxes and equity in earnings	(4,862)	2,905		(1,957)
Income tax benefit	1,232	(608)[d]		624
Equity in earnings of unconsolidated subsidiaries (net of tax)	270	31	[e]	301

Net loss/adjusted (non-GAAP) operating loss	(3,360)	2,328		(1,032)

[a]

These adjustments total $1,526 million and represent unrealized mark-to-market net losses on commodity positions, including $1,540 million in net losses related to the natural gas hedging program and $14 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents charges related to pension plan actions and asset writedowns related to remaining equipment from cancelled generation projects, mineral interests and computer software.
[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.
[e]	Represents effect of settlement of a management incentive pay plan at Oncor.

Table A4: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Full Year 2011; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	7,040	—		7,040
Fuel, purchased power costs and delivery fees	(3,396)	(18)[a]		(3,414)
Net gain from commodity hedging and trading activities	1,011	(40)[a]		971
Operating costs	(924)	—		(924)
Depreciation and amortization	(1,499)	44	[b]	(1,455)
Selling, general and administrative expenses	(742)	—		(742)
Franchise and revenue-based taxes	(96)	—		(96)
Other income	118	(72)[c]		46
Other deductions	(553)	527	[d]	(26)
Interest income	2	—		2
Interest expense and related charges	(4,294)	812	[e]	(3,482)

Loss before income taxes and equity in earnings	(3,333)	1,253		(2,080)
Income tax benefit	1,134	(428)[f]		706
Equity in earnings of unconsolidated subsidiaries (net of tax)	286	4	[g]	290

Net loss/adjusted (non-GAAP) operating loss	(1,913)	829		(1,084)

[a]

These adjustments total $58 million and represent unrealized mark-to-market net gains on commodity positions, including $19 million in net losses related to the natural gas hedging program and $77 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents accelerated depreciation of lignite mining assets due to effects of CSAPR.
[c]	Represents debt extinguishment gains and a gain related to a counterparty bankruptcy settlement.
[d]	Represents asset impairments due to effects of CSAPR and expensed fees associated with the TCEH Senior Secured Facilities amendment and extension transaction.
[e]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[f]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $13 million state income tax charge related to the April 2011 TCEH Senior Secured Facilities amendment and extension transaction.

[g]	Represents effect of inventory write off at Oncor.

Table B: Financial definitions

Term	Definition

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, results of discontinued operations and other adjustments. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business Results	Refers to the combined results of the Competitive Electric segment and Corporate & Other. Competitive Electric segment refers to the EFH business segment that consists principally of TCEH.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs, and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income (loss) before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.

GAAP	Generally accepted accounting principles.

Purchase Accounting	The purchase method of accounting for a business combination as prescribed by GAAP, whereby the purchase price of a business combination is allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill. Depreciation and amortization due to purchase accounting represents the net increase in such noncash expenses due to recording the fair market values of property, plant and equipment, debt and other assets and liabilities, including intangible assets such as emission allowances, customer relationships and sales and purchase contracts with pricing favorable to market prices at the date of the Merger. Amortization is reflected in revenues, fuel, purchased power costs and delivery fees, depreciation and amortization and interest expense in the income statement.

Regulated Business Results	Refers to the results of the Regulated Delivery segment, which consists largely of EFH’s investment in Oncor.